Exhibit 5.1

December 12, 2008

Genesis Energy, L.P.

919 Milam, Suite 2100

Houston, Texas 77002

Attn: Mr. Ross A. Benavides

Re:     Genesis Energy, L.P., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing by the Partnership with the Securities and Exchange Commission of a registration statement on Form S-8, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 1,000,000 common units of the Partnership (the “Common Units”), issuable pursuant to the Genesis Energy, Inc. 2007 Long Term Incentive Plan (the “Plan”).

We have examined originals or certified copies of such corporate records of the Partnership and its general partner and other certificates and documents of officials of the Partnership and its general partner, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement has become effective under the Act, the Common Units have been issued and delivered in accordance with the terms of the Plan and certificates representing the Common Units have been duly executed, countersigned and registered and delivered to the persons entitled thereto against receipt of the agreed consideration therefor in accordance with the terms of the Plan, the Common Units will be duly authorized, validly issued, fully paid (to the extent required under the partnership agreement of the Partnership) and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	The opinions set forth in this opinion are subject to the qualification that (i) under Section 17-303(a) of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), a

Genesis Energy, L.P.

December 12, 2008

limited partner who participates in the “control,” within the meaning of the Delaware Act, of the business of a partnership or takes action which constitutes “control” may be held personally liable for such partnership’s obligations under the Delaware Act to the same extent as a general partner and (ii) under Sections 17-303 and 17-607 of the Delaware Act, a limited partner who (x) receives a distribution that, at the time of distribution and after giving effect to the distribution, causes all liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and non-recourse liabilities, to exceed the fair value of the assets of the limited partnership (except the fair value of property subject to a liability for which the recourse of creditors is limited, which property shall be included in the assets of the limited partnership only to the extent that the fair value of such property exceeds such liability) and (y) knew at the time of such distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

B.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States of America, (ii) the Delaware Act and (iii) the Delaware General Corporate Law.

C.	This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld, LLP

AKIN GUMP STRAUSS HAUER & FELD, LLP